CONFIDENTIAL TERM SHEET

The following is a confidential term sheet for discussion purposes only, relating to the proposed acquisition Premier Wealth Management, Inc., a Delaware corporation ("**Parent**") of Transworld Investment Group PLC, a Cayman Island Corporation ("**Transworld**") from all of its stockholders owners (the "**Sellers**").

Buyer The surviving Parent will be Premier Wealth Management, Inc., a Delaware corporation, with quotations for its securities currently on the Pink Sheets quotation system in the United States, and is required to file periodic reports pursuant to Section 13 and 15 of the Securities and Exchange Act of 1934, as amended. Parent is not at the time of this Confidential term Sheet, current with its reporting requirements, but will be so before completion of the purchase agreement. Parent's sole and direct operating subsidiary is and at the time of closing shall be, Master Trust, S.A., a company formed under the laws of Switzerland ("**Master Trust**").

Seller All of the stockholders and holders of options or derivative securities (or other instruments with similar ownership rights) of Transworld Investment Group PLC., a Cayman Corporation with registered office at Cayman Financial Centre, PO Box 2510GT, George Town, Cayman Islands shall sell 100% of the capital stock, on a fully diluted basis, to Parent in exchange for issuance by Parent of such number of shares as equals 92% of the shares of the Parent's common stock as calculated immediately after the closing (the "**Closing**").

Capitalization Parent shall issue and Sellers shall acquire, in the aggregate, such number of shares of common stock of Parent as equals 92% of the issued and outstanding capital stock of the Buyer as calculated immediately closing (the "**Parent Shares**"), with the remaining 8% (plus shares that may be issued to certain existing shareholders of the Buyer upon exercise by them of existing warrants and options) to be held by existing shareholders of Buyer. In exchange therefore, Buyers shall transfer 100% of the ownership interests in Transworld (which shall have in place its operating subsidiaries), as calculated on a fully diluted basis (the "**Transworld Shares**"). Neither Transworld nor any of its subsidiaries shall have any debt outstanding or derivative instruments outstanding or subject to issuance, other than trade payables in the ordinary course of business not to exceed $500,000 or loans used to finance the acquisition of life settlement policies not to exceed approximately $1,000,000

Purchase Price Consideration for the Parent Shares shall be (i) the Transworld Shares issued directly to the Parent and (ii) the payment of cash consideration of no less than $7,750,000 to the existing shareholders of Parent immediately prior to the Closing (which may be structured as a payment to Parent and subsequent dividend distribution or tender offer). A non - refundable down payment of $1,000,000 of this amount is acknowledged as having been paid plus $250,000 paid 30th November 2008, with the remaining $6,500,000 and issuance of all Transworld Shares in exchange for the Parent Shares shall be completed at Closing.

Closing	A Closing shall occur as expeditiously as possible after the conditions to Closing set forth below or in the definitive transaction documents are satisfied. The parties anticipate, pending completion of the transaction and it is anticipated an immediate follow on registration statement with the securities and exchange commission pursuant to which the Parent will be reorganized into an offshore corporate and file as a Foreign Private Issuer as defined in the Securities Exchange Act of 1934, as amended (the "**Exchange Act**").
Accounting	Parent shall make best efforts to file all Exchange Act reports currently due or otherwise due from time to time, prior to closing. Parent and Transworld and their respective subsidiaries shall also, as expeditiously as possible, complete financial accounting due diligence and consolidated financial statements of Parent and Transworld for purposes of Exchange Act financial reporting requirements, and shall implement appropriate internal controls over financial reporting to the extent not established yet.
Conditions	The transaction is subject to, among other things: negotiation and completion of definitive share exchange agreements and closing documents with all standard and customary representations, warranties and covenants, completion of due diligence by both sides, the completion of consolidated financial statements, as necessary, to complete the Current Report on Form 8-K mutually acceptable to both sides and any amendment thereto (as well as any other securities related filings to be filed by any of the parties or any of the shareholders of Transworld), obtaining of all necessary shareholder and board approvals as well as regulatory or exchange approvals. The parties further agree to structure the transaction contemplated hereby in a fashion that causes the least adverse tax liability to the parties hereby generally and to the shareholders of Parent (i.e as tender offer or distribution of cash and as a redemption by Transworld of its securities and re-issuance to Parent). An opinion of counsel of Transworld shall be rendered at closing relating to its ownership and operation of assets, good standing, no conflicts, and the enforceability of transaction documents, due and valid authorization and issuance of Transworld Shares (fully paid, non assessable etc.) and other customary matters. An opinion of counsel to Parent shall be rendered at Closing relating to the Parent's good standing, the enforceability of transaction documents, due and valid authorization and issuance of Parent Shares (fully paid, non assessable etc.) and other customary matters.

IN WITNESS WHEREOF The parties hereto have signed and delivered this Agreement the day and year first above written.

Executed by

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Jeremy Léach
Director
BUYER -TRANSWORLD INVESTMENT GROUP PLC
Date:

Executed by

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Nigel Gregg
Chief Executive Officer
SELLER – PREMIERE WEALTH MANAGEMENT INC
Date: